Exhibit 12.1

CF HOLDINGS

RATIO OF EARNINGS TO FIXED CHARGES

Historical	Year ended December 31,
(Dollars in millions)	2009		2008		2007		2006		2005

Pretax earnings from continuing operations	$695.6		$1,175.4		$625.9		$81.8		$110.3
Plus:
Fixed charges	6.7		6.9		6.1		6.6		17.4
Amortization of capitalized interest	3.3		3.6		3.2		3.5		3.4

Earnings for fixed charge coverage ratio calculation	$705.6		$1,185.9		$635.2		$91.9		$131.1

Fixed charges
Interest expensed (a)	$1.5		$1.6		$1.7		$2.9		$14.0
Estimated interest in rent expense (b)	5.2		5.3		4.4		3.7		3.4
	$6.7		$6.9		$6.1		$6.6		$17.4

Ratio of earnings to fixed charges	105.3	x	171.9	x	104.1	x	13.9	x	7.5	x

(a)   Including amortized premiums, discounts, and capitalized expenses related to indebtedness.

(b)   Assumes that the interest component is 14% of total rent expense.

TERRA INDUSTRIES, INC.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

Historical	Year ended December 31,
(Dollars in millions)	2009		2008		2007		2006		2005
EARNINGS
Pretax earnings from continuing operations (a)	$219.9		$788.5		$384.9		$8.6		$44.4

Fixed charges	81.1		108.6		77.1		69.2		78.0
Distributed income of equity investments	35.8		72.8		29.4		35.9		46.4
Less: preferred dividends	(0.1)		(3.9)		(5.1)		(5.1)		(5.1)
Less: preference security dividends of Terra Nitrogen Company, L.P.	(41.1)		(69.5)		(35.2)		(8.9)		(13.6)
TOTAL EARNINGS	$295.6		$896.5		$451.1		$99.7		$150.1

FIXED CHARGES
Interest expense	$31.8		$27.4		$29.1		$48.0		$53.5
One-third of rentals on operating leases	8.1		7.8		7.7		7.2		5.8
Preferred dividends	0.1		3.9		5.1		5.1		5.1
Preference security dividends of Terra Nitrogen Company, L.P.	41.1		69.5		35.2		8.9		13.6
TOTAL FIXED CHARGES	$81.1		$108.6		$77.1		$69.2		$78.0

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (b)	3.6	x	8.3	x	5.8	x	1.4	x	1.9	x

(a)          Pretax earnings from continuing operations for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 is equal to Terra’s “Income before income taxes, noncontrolling interest and equity earnings (loss) of GrowHow UK Limited” of $237.6 million, $844.7 million, $401.1 million, $25.6 million and $65.8 million, respectively, less “Equity earnings of North American affiliates” of $17.7 million, $56.2 million, $16.2 million, $17.0 million and $21.4 million, respectively.

(b)         The Ratio of Earnings to Fixed Charges and Preferred Dividends is as reported in Terra Industries Inc. Form 10-K filed on February 25, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS FOR CF HOLDINGS AND TERRA FOR THE YEAR ENDED DECEMBER 31, 2009

					Acquisition-Related and
(Dollars in millions)	CF		Terra		Other Adjustments (a)		Pro forma

Pretax earnings from continuing operations	$695.6		$219.9	(c)	$(274.9)		640.6

Plus:
Fixed charges	6.7		81.1		322.1		409.9
Amortization of capitalized interest	3.3		—		—		3.3
Distributed income of equity investees	—		35.8		—		35.8
Subtotal	705.6		336.8		47.2		1,089.6
Less:
Preference security dividend requirement of consolidated subsidiaries and preferred dividends	—		41.2		(0.1)		41.1

Earnings for fixed charge coverage ratio calculation	$705.6		$295.6		$47.3		$1,048.5

Fixed charges:
Interest expensed	1.5		31.8		322.2		355.5
Estimated interest in rent expense	5.2		8.1		—		13.3
Total Fixed Charges	6.7		39.9		322.2		368.8
Preferred and Preference Dividends Requirements:
Preference security dividend requirements of consolidated subsidiaries	—		41.1		—		41.1
Preferred dividends	—		0.1		(0.1	)(b)	—
	$6.7		$81.1		$322.1		$409.9

Ratio of earnings to fixed charges	105.3	x	7.4	x			2.8	x

Ratio of earnings to fixed charges and preferred dividends	105.3	x	3.6	x			2.6	x

(a)

The acquisition-related and other adjustments for the year ended December 31, 2009 are as discussed in the accompanying unaudited pro forma condensed combined consolidated financial statements and notes thereto.

(b)

On March 15, 2010, Terra announced all preferred stock was converted to Terra common stock, therefore, an adjustment to eliminate the dividends on Terra’s preferred stock has been reflected in the pro forma ratio of earnings to fixed charges.

(c)

Pretax earnings from continuing operations is equal to Terra’s “Income before income taxes and minority interest” of $237.6 million less “Equity in earnings of unconsolidated affiliates” of $17.7 million, as disclosed in Terra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.